EXHIBIT 23.7

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-133116 on Form S-11 of our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Three Parkway for the year ended December 31, 2005, our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Bank of America Plaza for the year ended December 31, 2005, our report dated February 6, 2007 related to the statement of revenues and certain operating expenses for Resurgens Plaza for the year ended December 31, 2005, and our report dated February 13, 2007 related to the statement of revenues and certain operating expenses for Eldridge Place for the year ended June 30, 2006 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is part of the Registration Statement and to the references to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 22, 2007